Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

SANDY SPRING BANCORP TO ACQUIRE COMMERCEFIRST BANCORP

OLNEY, MD, and ANNAPOLIS, MD, December 20, 2011 – Sandy Spring Bancorp, Inc. (Nasdaq: SASR) and CommerceFirst Bancorp, Inc. (Nasdaq: CMFB) today announced the execution of a definitive merger agreement for Sandy Spring to acquire CommerceFirst Bancorp and its wholly-owned subsidiary, CommerceFirst Bank, in a transaction currently valued at approximately $25.4 million in stock and cash. Sandy Spring’s acquisition of CommerceFirst will add approximately $205 million in total assets, $181 million in gross loans, and $180 million in total deposits, before purchase accounting adjustments. The transaction will expand Sandy Spring’s presence in Anne Arundel, Howard and Prince George’s counties in central Maryland, where CommerceFirst Bank operates 5 full service branches.

Under the terms of the agreement, Sandy Spring will acquire all of the shares of CommerceFirst common stock for a combination of 50% Sandy Spring common stock and 50% cash. The stock consideration will be at a fixed exchange ratio of 0.8043 Sandy Spring shares for each CommerceFirst share and the cash consideration will be $13.60 per share, in each case subject to possible adjustment. The aggregate merger consideration will consist of approximately 732,000 shares of Sandy Spring common stock and $12.4 million in cash. CommerceFirst shareholders will be permitted to elect Sandy Spring common stock or cash, or a combination of each; subject to proration procedures to preserve the aggregate 50% stock and 50% cash consideration mix. The stock portion of the consideration to CommerceFirst shareholders is intended to qualify as a tax-free transaction. Sandy Spring expects the transaction to be immediately accretive to its earnings per share, excluding one-time transaction expenses.

“CommerceFirst has done an excellent job of effectively serving small and mid-sized businesses, a prime market segment for Sandy Spring. In particular, they are a recognized leader in local SBA lending, and we look forward to adding these strengths to our own,” said Daniel J. Schrider, President and CEO of Sandy Spring Bancorp. “As a prominent Maryland-based bank, we are also very pleased to have the opportunity to further expand our presence in the heart of Annapolis and the surrounding area. The products and services we can offer CommerceFirst clients and the additional locations we will be able to offer our existing clients makes this a winning combination for all concerned.”

CommerceFirst’s President and CEO, Richard J. Morgan, will join Sandy Spring as Market President for the greater Annapolis region and will help build upon both banks’ presence in the Prince George’s County market as well. “We are thrilled to have someone of Rick’s reputation on our team to lead the newly combined market,” said Schrider. “His business acumen and expertise in small business lending will benefit us greatly as we grow our franchise and gain market share.”

“Sandy Spring Bancorp has a strong reputation for quality in our industry and the community,” said Milton D. Jernigan, II, Chairman of the Board of CommerceFirst Bancorp. “We are extremely pleased to be able to partner with the team at Sandy Spring Bank, which shares our commitment to community banking. Combining our organizations significantly increases the opportunities for our clients, employees, and adds value to our shareholders.”

The transaction, which has been approved by both CommerceFirst’s and Sandy Spring’s board of directors, is expected to close in the second quarter of 2012. The transaction is subject to certain conditions, including the approval by CommerceFirst’s shareholders and customary regulatory approvals.

Robert W. Baird & Co. Incorporated acted as financial advisor to Sandy Spring and Kilpatrick Townsend & Stockton LLP acted as Sandy Spring’s legal counsel. Scott & Stringfellow, LLC acted as advisor to CommerceFirst and BuckleySandler LLP acted as its legal counsel.

About Sandy Spring Bancorp, Inc. and CommerceFirst Bancorp, Inc.

With $3.6 billion in assets, Sandy Spring Bancorp, Inc. is the holding company for Sandy Spring Bank and its principal subsidiaries, Sandy Spring Insurance Corporation and West Financial Services, Inc. Sandy Spring Bancorp is the largest publicly traded banking company headquartered and operating in Maryland. Sandy Spring is a community banking organization that focuses its lending and other services on businesses and consumers in the local market area. Independent and community-oriented, Sandy Spring Bank was founded in 1868 and offers a broad range of commercial banking, retail banking and trust services through 43 community offices in Anne Arundel, Carroll, Frederick, Howard, Montgomery, and Prince George’s counties in Maryland, and Arlington, Fairfax, and Loudoun counties in Virginia. Through its subsidiaries, Sandy Spring Bank also offers a comprehensive menu of leasing, insurance, and investment management services. Visit www.sandyspringbank.com to locate an ATM near you or for more information about Sandy Spring Bank.

CommerceFirst Bancorp, Inc. is the bank holding company for CommerceFirst Bank, a Maryland chartered commercial bank headquartered in Annapolis, Maryland. CommerceFirst Bank maintains five banking offices in Anne Arundel, Howard and Prince George’s counties in central Maryland. CommerceFirst focuses on providing commercial banking services to small and medium sized business in its market areas.

Forward-looking Statements

This news release contains forward-looking statements. These forward-looking statements may include: management plans relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction; the ability to obtain any required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future or past operations, products or services, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. Neither Sandy Spring Bancorp nor CommerceFirst Bancorp assume any duty and do not undertake to update forward-looking statements. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that Sandy Spring Bancorp or CommerceFirst Bancorp anticipated in its forward-looking statements and future results could differ materially from historical performance. Factors that could cause or contribute to such differences include, but are not limited to, the possibility: that expected benefits may not materialize in the timeframe expected or at all, or may be more costly to achieve; that the transaction may not be timely completed, if at all; that prior to the completion of the transaction or thereafter, Sandy Spring Bancorp’s and CommerceFirst Bancorp’s respective businesses may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies; that required regulatory, shareholder or other approvals are not obtained or other closing conditions are not satisfied in a timely manner or at all; reputational risks and the reaction of the companies’ customers to the transaction; diversion of management time on merger-related issues; and those factors and risks referenced from time to time in Sandy Spring Bancorp’s and CommerceFirst Bancorp’s filings with the Securities and Exchange Commission. For any forward-looking statements made in this press release or in any documents, Sandy Spring Bancorp and CommerceFirst Bancorp claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Additional Information About the Merger and Where to Find It

In connection with the proposed merger transaction, Sandy Spring Bancorp will file with the Securities and Exchange Commission a Registration Statement on Form S-4 that will include a Proxy Statement of CommerceFirst Bancorp, and a Prospectus of Sandy Spring Bancorp, as well as other relevant documents concerning the proposed transaction.

Shareholders are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.

A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about Sandy Spring Bancorp and CommerceFirst Bancorp, may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from Sandy Spring Bancorp at www.sandyspringbank.com under the tab “Investor Relations,” within the section “News & Media” and then under the heading “Documents” or from CommerceFirst Bancorp by accessing CommerceFirst Bancorp’s website at www.commerce1st.com under the tab “About Us,” within the section “Investor Relations” and then under the heading “CommerceFirst Bancorp Security and Exchange Commission (SEC) Filings.”

Sandy Spring Bancorp and CommerceFirst Bancorp and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of CommerceFirst Bancorp in connection with the proposed merger. Information about the directors and executive officers of Sandy Spring Bancorp is set forth in the proxy statement for Sandy Spring Bancorp’s 2011 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 28, 2011. Information about the directors and executive officers of CommerceFirst Bancorp is set forth in the proxy statement for CommerceFirst Bancorp’s 2011 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 16, 2011. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

For Sandy Spring Bancorp:

Investor Contact:

Daniel J. Schrider, President & Chief Executive Officer, or

Philip J. Mantua, Executive V.P. & Chief Financial Officer

Sandy Spring Bancorp, Inc.

17801 Georgia Avenue

Olney, Maryland 20832

1-800-399-5919

E-mail: DSchrider@sandyspringbank.com

             PMantua@sandyspringbank.com

Web site: www.sandyspringbank.com

For CommerceFirst Bancorp:

Investor Contact:

Richard J. Morgan

President and Chief Executive Officer

CommerceFirst Bancorp, Inc.

1804 West Street, Suite 200

Annapolis, MD 21401

410-280-6695

Web site: www.commerce1st.com

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